Exhibit 99.1

Watsco Reports Record Third Quarter Results and

Dividend Raise to $6.40 Per Share

Initiative Launched to Leverage Technology Investments

and Improve Operating Efficiency

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 25, 2018 – Watsco, Inc. (NYSE: WSO) reported record results for the quarter and nine-month periods ended September 30, 2018. Record sales, operating profit, net income and earnings per share were achieved for both periods.

Watsco also announced that its Board of Directors approved a 10% increase in its annual dividend to $6.40 per share on each outstanding share of its Common stock and Class B common stock to be reflected in the Company’s next regular quarterly dividend payment beginning in January 2019.

Third Quarter Results

Key performance metrics:

•	16% earnings per share (EPS) growth to a record $2.11

•	22% increase in net income to a record $79 million

•	5% sales growth to a record $1.296 billion

•	8% increase in gross profit to a record $319 million

•	50 basis-point increase in gross margin

•	7% increase in operating income to a record $122 million

•	10 basis-point expansion in operating margins to 9.4%

Sales trends:

•	7% growth in HVAC equipment (68% of sales)

•	4% growth in other HVAC products (28% of sales)

•	Flat sales for commercial refrigeration products (4% of sales)

Albert H. Nahmad, Chairman and CEO stated: “Watsco produced another record quarter with higher gross margin and expanded operating margins. Strong execution was achieved in many markets and we expect to close out another record year in 2018. We are pleased to reward shareholders by raising our annual dividend, reflecting our continued confidence in our business.”

Results reflect unit growth in HVAC equipment, realization of price increases and a richer mix of high-efficiency systems. Comparable growth rates were achieved for residential and commercial products. Results include a $3 million operating profit decline in Florida-based locations on flat sales and a $2 million operating profit decline in Mexico on lower sales. Sales increased 8% and operating profit increased 18%, excluding these markets, which drove a $6 million increase in performance-based compensation during the quarter.

Nine-Month Results

Key performance metrics:

•	18% earnings per share growth to a record $5.43

•	23% increase in net income to a record $203 million

•	5% sales growth to a record $3.555 billion

•	6% increase in gross profit to a record $871 million

•	10 basis-point expansion in gross margin

•	7% increase in operating income to a record $314 million

•	10 basis-point expansion in operating margins to 8.8%

Sales trends:

•	7% growth in HVAC equipment (68% of sales), including 7% growth in residential products

•	5% growth in other HVAC products (28% of sales)

•	Flat sales for commercial refrigeration products (4% of sales)

Sunbelt Markets & Market Share

Watsco’s network consists of 568 locations in 37 U.S. states, Canada, Mexico and Puerto Rico. Watsco also exports products to Latin America and the Caribbean. Sales are concentrated in Sunbelt markets (77% of sales), which the Company believes are not weather-sensitive. By comparison, the Company estimates industry sales to be 60% in Sunbelt markets and 40% in more temperate, weather-sensitive markets. Accordingly, the Company’s sales and operating results may vary in comparison to broad-based industry data.

Watsco’s concentration in Sunbelt markets has been a cornerstone of its strategy over the last 30 years given the following attributes:

•	On-going population migration to the Sunbelt is a catalyst for economic expansion and provides growth opportunities.

•	HVAC systems are an absolute necessity by providing a comfortable place to live or conduct business.

•	The installed base is highly-dense and systems are replaced more often given the stress and run-times of older systems.

•	Warm weather patterns in the Sunbelt have consistently produced more dependable market conditions over longer periods (conversely, weather extremes in temperate markets can create greater volatility).

•	U.S. regulatory changes have been focused on and more relevant to Sunbelt markets.

The Company strives to gain profitable market share in its markets and regularly makes assessments of changes in share in collaboration with its primary supplier partners. Based on the most recent data available, the Company believes it has gained share in its markets during 2018.

Technology Investments & Data-Driven Productivity Initiative

Watsco has successfully launched several technology programs designed to revolutionize the Company’s customer experience. The most notable is the digitization of Watsco’s interactions with its customer base through e-commerce and mobile apps, supported by the industry’s largest database of product information. Watsco’s run-rate for e-commerce sales is now over 30%, which is supported by the industry’s richest depository of product information of over 700,000 SKUs. Both of these metrics were close to zero just a few years ago.

Watsco has also launched internal facing technologies that are in various stages of maturity, including (1) a business intelligence platform to provide insights to 600+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver greater speed, convenience and order accuracy to customers (currently used in about two-thirds of the Company’s locations) and (3) demand planning and inventory optimization software to improve fill-rates, improve inventory turns and reduce real estate requirements (currently implemented in about half of the Company’s supply chain).

Leveraging the Company’s data analytics capabilities, Watsco has also recently launched a productivity initiative to surgically target opportunities to reduce costs and improve profitability. This is part of a culture to consistently assess ongoing resource requirements and seek continuous improvement.

Substantial incremental SG&A investments have been made over the last three years as Watsco digitizes its business. This includes a new team of technologists and the addition of over 250 customer-facing employees to enhance capacity and capabilities throughout Watsco’s network. Combined, the incremental annual costs of these investments are approaching $25 million. The Company’s believes that as these initiatives mature, meaningful gains in productivity can be achieved.

A.J. Nahmad, Watsco’s President said: “We are proud to be the industry leader in progressive technologies to help our customers grow their businesses while improving our operations. We have made great progress and are seeing early returns such as reduced customer attrition rates, improved inventory quality and exciting sales growth for customers that are leveraging our technologies.”

Mr. Nahmad added: “We are also so proud to have delivered record results and increasing dividends during such a transformative period. Most importantly, our teams have embraced a culture of innovation and continuous improvement, which we believe positions us well to further scale these technologies and derive value in the years ahead.”

Organizational Investments

Watsco has made incremental investments in its organization during 2018, including a 33% increase in the annual matching contribution to its 401k plan, which is made in Watsco common stock. The Company’s 25-year compounded total shareholder return of 19% has benefitted shareholders at-large but has also proven meaningful to Watsco’s 401k participants who have spent their careers with the Company.

In addition, an enriched wellness program will be launched in 2019, including greater incentives to employees to learn more about their health, identify risks and promote preventive care. The Company considers an active wellness program as an important component of its culture.

Watsco also intends to continue to build on its ownership culture through a variety of unique, equity-based programs.

Alert Labs Acquisition

During the quarter, Watsco completed the acquisition of Alert Labs Inc., a technology company founded in 2015 and based in Kitchener, Ontario, Canada. Alert Labs develops, designs and builds IoT hardware and software aimed at protecting homes and businesses. Alert Labs will continue to be led by its founders.

Alert Labs will support the development and commercialization of Sentree, an IoT device invented by Watsco Ventures that easily attaches to an existing HVAC system. Sentree is designed to stream raw performance data to a proprietary cloud-based software platform where calculations and machine learning algorithms are used to remotely measure, monitor, and perform predictive diagnostics on the HVAC system. In addition to providing data about the health of a system to assist in diagnostics and repairs, this connectivity and datastream offer longevity and value to a contractor’s relationship with its customer. More information can be found at www.alertlabs.com.

“Alert Labs has an exceptional team of innovators with an entrepreneurial culture that is consistent and complementary to ours,” said A.J. Nahmad. “This acquisition represents the next phase of investing in ground-breaking technologies intended to deliver unique solutions and opportunities to our customers.”

Dividends & Cash Flow

Watsco has paid cash dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. Watsco announced today a 10% increase in its annual dividend rate to $6.40 per share effective January 2019. Since 2000, Watsco’s operating cash flow was approximately $2.2 billion compared to net income of approximately $2.0 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Tax Cuts and Jobs Act of 2017

2018 results reflect lower income tax expense as a result of the passage of the Tax Cuts and Jobs Act of 2017. The Company’s effective income tax rate (net of taxes attributable to non-controlling interest) was 20% for the nine-month period ended September 30, 2018 versus 29% for the same period last year.

Outlook for 2018

Watsco estimates 2018 annual EPS in the range of $6.40 to $6.50 per share in comparison to adjusted EPS of $5.54 in 2017 (2017 GAAP EPS was $5.81 and includes a 27 cent one-time tax benefit related to the change in U.S. tax law).

Third Quarter Earnings Conference Call Information

Date: October 25, 2018

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 250,000 contractors and technicians visit or call one of its 568 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$1,296,007	$1,229,591	$3,555,327	$3,377,610
Cost of sales	976,998	933,696	2,684,719	2,552,881

Gross profit	319,009	295,895	870,608	824,729
Gross profit margin	24.6%	24.1%	24.5%	24.4%

SG&A expenses	200,408	183,728	565,519	534,515

Other income	3,696	2,294	8,491	2,294
Operating income	122,297	114,461	313,580	292,508
Operating margin	9.4%	9.3%	8.8%	8.7%

Interest expense, net	1,047	2,117	2,375	5,019

Income before income taxes	121,250	112,344	311,205	287,489
Income taxes	24,364	32,325	63,678	82,855

Net income	96,886	80,019	247,527	204,634
Less: net income attributable to non-controlling interest	17,723	14,990	44,188	39,668

Net income attributable to Watsco	$79,163	$65,029	$203,339	$164,966

Diluted earnings per share:
Net income attributable to Watsco shareholders	$79,163	$65,029	$203,339	$164,966
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	6,448	5,468	16,593	13,840

Earnings allocated to Watsco shareholders	$72,715	$59,561	$186,746	$151,126

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,399,389	32,746,366	34,366,522	32,711,850
Diluted earnings per share for Common and Class B common stock	$2.11	$1.82	$5.43	$4.62

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$67,612	$80,496
Accounts receivable, net	602,753	478,133
Inventories	810,869	761,314
Other current assets	20,611	17,454

Total current assets	1,501,845	1,337,397
Property and equipment, net	91,275	91,198
Goodwill, intangibles, net and other assets	637,628	618,282

Total assets	$2,230,748	$2,046,877

Accounts payable and accrued expenses	$392,243	$416,233
Borrowings under revolving credit agreement	116,400	—
Current portion of long-term obligations	178	244

Total current liabilities	508,821	416,477
Borrowings under revolving credit agreement	—	21,800
Deferred income taxes and other liabilities	61,377	57,623

Total liabilities	570,198	495,900

Watsco’s shareholders’ equity	1,367,244	1,297,953
Non-controlling interest	293,306	253,024

Shareholders’ equity	1,660,550	1,550,977

Total liabilities and shareholders’ equity	$2,230,748	$2,046,877

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$247,527	$204,634
Non-cash items	27,575	30,446
Changes in working capital, net of effect of acquisition	(205,037)	(45,701)

Net cash provided by operating activities	70,065	189,379

Cash flows from investing activities:
Capital expenditures, net	(12,754)	(13,690)
Investment in unconsolidated entity	(3,760)	(63,600)
Business acquisition, net of cash acquired	(5,828)	—

Net cash used in investing activities	(22,342)	(77,290)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(154,951)	(119,468)
Distributions to non-controlling interest	(2,178)	(6,799)
Purchase of additional ownership from non-controlling interest	—	(42,688)
Proceeds from non-controlling interest related to unconsolidated entity	752	12,720
Other	2,015	3,873
Net proceeds under revolving credit agreement	94,600	49,406

Net cash used in financing activities	(59,762)	(102,956)

Effect of foreign exchange rate changes on cash and cash equivalents	(845)	1,524

Net (decrease) increase in cash and cash equivalents	(12,884)	10,657
Cash and cash equivalents at beginning of period	80,496	56,010

Cash and cash equivalents at end of period	$67,612	$66,667